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                                                                     EXHIBIT 8.2

                                 March 26, 1998


The Cerplex Group, Inc.
1382 Bell Avenue
Tustin, CA 92780

Ladies and Gentlemen:

            This opinion is being delivered to you pursuant to the Agreement and Plan of Merger (the "Agreement") among Aurora Electronics, Inc., a Delaware corporation ("Aurora"), Holly Acquisition Corp., a Delaware corporation ("Sub"), and The Cerplex Group, Inc., a Delaware corporation ("Cerplex"). Pursuant to the Agreement, Sub will merge with and into Cerplex (the "Merger"), and Cerplex will become a wholly owned subsidiary of Aurora.

            Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

            We have acted as legal counsel to Cerplex in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

            1.    The Agreement;

            2.    Representations made to us in a letter by Aurora and Sub;

            3.    Representations made to us in a letter by Cerplex;

            5. The Joint Proxy Statement/Prospectus prepared by Cerplex and Aurora in connection with this Merger (the "Proxy Statement");




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            6. An opinion of Hughes & Luce, L.L.P. regarding certain federal income tax consequences of the Merger (the "Hughes & Luce Tax Opinion"); and

            7. Such other instruments and documents related to the formation, organization and operation of Aurora, Cerplex and Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

            In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

            A. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

            B. The Merger will be consummated in accordance with the Agreement and will be effective under the laws of the State of Delaware;

            C. After the Merger, Cerplex will hold "substantially all" of its and Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder;

            D. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187;

            E. No Cerplex stockholder guaranteed any Cerplex indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times, including as of the Effective Time, (i) no outstanding indebtedness of Cerplex, Aurora or Sub has or will represent equity for tax purposes; and (ii) no outstanding equity of Cerplex, Aurora or Sub has or will represent indebtedness for tax purposes; and

            F. The Hughes & Luce Tax Opinion has been delivered and has not been and will not be withdrawn.

            G. All representations made to us are true and correct as of the date of this letter and as of the Effective Time (and thereafter to the extent related to periods after the Merger).



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            Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that accordingly:

            (1) No gain or loss will be recognized by the stockholders of Cerplex who exchange their Cerplex stock solely for shares of Aurora Common Stock pursuant to the Merger (except to the extent that cash is received in lieu of a fractional share interest).

            (2) The aggregate basis of the shares of Aurora Common Stock received by stockholders of Cerplex in the Merger will be the same as the aggregate basis of the Cerplex stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

            (3) The holding period of the shares of Aurora Common Stock received by stockholders of Cerplex in the Merger will include the period during which the shares of Cerplex stock surrendered in exchange therefor were held, provided such shares were held as a capital asset at the Effective Time.

            (4) No gain or loss will be recognized by Cerplex, Aurora or Sub solely as a result of the exchange of Cerplex stock for Aurora Common Stock in the Merger.

            In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

            a. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

            b. This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code and the other tax consequences specifically stated above. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any



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transaction undertaken in connection with the Merger). In particular, we express no opinion regarding (i) whether and the extent to which any Cerplex stockholder who has provided or will provide services to Cerplex, Aurora or Sub will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the Aurora Common Stock received by any such stockholder in the Merger; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or Sections 305, 306, 357, 424, and 708, or the regulations promulgated thereunder; (iv) other than that the Merger will be a reorganization within the meaning of Code Section 368 and the consequences that follow directly and solely from such characterization, the corporate level tax consequences of the Merger to Aurora, Sub or Cerplex, including without limitation the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of Cerplex, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in Cerplex acquired by Aurora in the Merger; (vi) the tax consequences of any transaction in which Cerplex stock or a right to acquire Cerplex stock was received; (vii) the tax consequences of the Merger to holders of options or warrants for Cerplex stock; or (viii) the tax consequences that may be relevant to particular classes of Cerplex stockholders such as dealers in securities, corporate stockholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions. In addition, we note that, notwithstanding the qualification of the Merger as a reorganization, Cerplex will recognize cancellation of indebtedness income pursuant to Section 108 of the Code by virtue of Welsh, Carson, Anderson & Stowe VII, L.P.'s purchase of outstanding Cerplex 9.50% Senior Subordinated Notes at a discount.

            c. No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

            d. This opinion has been delivered to you for the purpose of satisfying the conditions set forth in the Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made




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available to any other person or entity without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement related to the Merger and further consent to the use of our name wherever appearing in such Registration Statement, including the Proxy Statement constituting a part thereof and any amendment thereto.

                                   Very truly yours,



                                   BROBECK, PHLEGER & HARRISON LLP